Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
China Natural Gas, Inc.

We consent to the incorporation by reference in Registration Statement on Form S-3 Amendment No. 2 of China Natural Gas, Inc. of our report dated March 13, 2009, with respect to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of China Natural Gas, Inc. for the year ended December 31, 2008.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
August 19, 2009